Exhibit 5.1

3 August 2023	Our Ref: SF/AP/151627
MeiraGTx Holding plc c/o Walkers Corporate Limited 190 Elgin Avenue George Town Grand Cayman KY1-9008 Cayman Islands

Dear Sir or Madams

MeiraGTx Holdings plc

We have acted as Cayman Islands legal advisers to MeiraGTx Holdings plc (the "Company"). We have been asked to provide this legal opinion to you in connection with the registration by the Company under the United States Securities Act of 1933, as amended (the "Securities Act"), and pursuant to the terms of the Registration Statement (as defined in Schedule 1), of 9,144,801 ordinary shares with a nominal value of $0.00003881 per share in the capital of the Company (the "Shares") issued pursuant to the Securities Purchase Agreement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out below, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.  Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in any of the documents cited in this opinion nor upon matters of fact or the commercial terms of the transactions the subject of this opinion.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").

2.	The Shares have been duly authorised by all necessary corporate action of the Company. The Shares have been validly created and legally issued, and are fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

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The foregoing opinion is given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the documents examined are genuine and are those of a person or persons given power to execute such documents under the Resolutions (as defined in Schedule 1) or any power of attorney given by the Company to execute the Documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Document conforms in every material respect to the latest draft of the same produced to us and, where provided in successive drafts, has been marked up to indicate all changes to the Documents.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.	The Shares were subscribed for and issued in accordance with the Securities Purchase Agreement and accordingly the Company received consideration in money or money’s worth for each Share in an amount not less than the stated par or nominal value of each Share.

4.	The Company Records are complete and accurate and all matters required by law and the Memorandum and Articles to be recorded therein are completely and accurately so recorded.

5.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each Director and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

6.	The Securities Purchase Agreement has been duly authorised, executed and delivered by, each of the parties thereto (other than the Company).

7.	The Securities Purchase Agreement constitutes the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

8.	The choice of the laws of the jurisdiction selected to govern the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

9.	There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the issuance and allotment of the Shares or the execution or delivery of the Documents and, insofar as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

10.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

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11.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Walkers

Walkers (CAYMAN) LLP

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 1 May 2018, Amended and Restated Memorandum and Articles of Association as adopted on 19 June 2019 (the "Memorandum and Articles"), Register of Members, Register of Directors and Officers and Register of Mortgages and Charges, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands or in the case of the Register of Members by the Company's registrar (together the "Company Records").

2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 2 August 2023.

3.	The Register of Writs and other Originating Process of the Grand Court kept at the Clerk of Court's Office, George Town, Grand Cayman (the "Court Register"), as at 9.00am Cayman Islands time on 2 August 2023 (the "Search Time").

4.	A copy of a Certificate of Good Standing dated 2 August 2023 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").

5.	Copies of the executed written resolutions of the Board of Directors of the Company dated 2 May 2023 and the executed board minutes of a meeting of the Pricing Committee of the Company dated 3 May 2023 (together, the "Resolutions").

6.	Copies of the following documents (the "Documents"):

(a)	the Registration Statement on Form S-3 to be filed by the Company with the United States Securities and Exchange Commission to register the Shares under the Securities Act (the "Registration Statement"); and

(b)	the Securities Purchase Agreement dated 3 May 2023 among the Company and each of the Investors (as defined therein) relating to the sale and purchase of the Shares (the "Securities Purchase Agreement").